Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Penford Corporation for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated November 13, 2009, with respect to the consolidated financial statements of Penford Corporation and the effectiveness of internal control over financial reporting of Penford Corporation, included in its Annual Report (Form 10-K) for the year ended August 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Denver, Colorado
May 20, 2010